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                                                                     Exhibit 4.9
                          DEMAND MASTER PROMISSORY NOTE


$50,000,000.00                                           Cleveland, Ohio
                                                         December 3, 1997

         FOR VALUE RECEIVED, PARK-OHIO INDUSTRIES, INC., an Ohio corporation, 23000 Euclid Avenue, Euclid, Ohio 44117 ("Borrower") promises to pay to the order of KEYBANK NATIONAL ASSOCIATION, 127 Public Square, Cleveland, Ohio 44114-1306 ("Bank") at any of its offices, the principal sum of FIFTY MILLION AND 00/100 DOLLARS, or the aggregate unpaid principal amount of all Advances made by Bank to Borrower hereunder, whichever is less, in lawful money of the United States of America, on the earlier of DEMAND or the Maturity Date.

         Advances may be requested hereunder by Borrower as Prime Rate Advances or LIBOR Advances. Borrower promises to pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) on the daily principal balance of each Advance at a rate per annum equal to the Interest Rate applicable to such Advance, with such interest to be due and payable (a) with respect to any Prime Advance, commencing December 31, 1997, and continuing on the last day of each succeeding March, June, September and December of each year and on the Maturity Date; and (b) with respect to any LIBOR Advance, on the last day of the Interest Period applicable to such Advance; provided that, if the Interest Period for any LIBOR Advance exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the date of such Advance. The daily principal balance of each Advance that remains outstanding after the Maturity Date shall bear interest at a rate per annum equal to the Default Rate. No LIBOR Advance may be prepaid prior to the end of the Interest Period applicable thereto, except that each LIBOR Advance must be paid upon the Maturity Date and any prepayment of a LIBOR Advance resulting therefrom shall be subject to the reimbursement provisions set forth below. Borrower may prepay any Prime Advance.

         The Line of Credit is intended to be a replacement of the Credit Agreement dated April 11, 1995, as amended, and constitutes "New Credit Facility", as defined in the Indenture. This Note shall serve as a master note to evidence all Advances; provided, however, that the aggregate unpaid principal amount of all Advances shall not at any one time outstanding exceed the Line of Credit. Borrower shall make an immediate prepayment on this Note in the event that the aggregate unpaid principal amount of all Advances shall at any time exceed the Line of Credit and such prepayment shall be subject to the reimbursement provisions set forth below. Bank shall record (a) the principal amount of each Advance and the Interest Period, if any, and the Interest Rate applicable thereto, and (b) the amount of any principal, interest or other payment and the applicable dates with respect thereto, by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note. The aforesaid information with respect to the Advances set forth on the records of Bank shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on this Note. Borrower shall provide notice to Bank of a requested LIBOR Advance no fewer than two (2) Business Days (prior to 11:00 A.M. Cleveland time) prior to the proposed date of borrowing. Borrower may request same day borrowings with respect to Prime Advances. Borrower's request for any Advance shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000). Whenever any payment to

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be made under this Note shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable hereunder; provided, however, that with respect to any LIBOR Advance, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly. Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         If any LIBOR Advance becomes due and payable or is prepaid prior to the end of the Interest Period applicable thereto, Borrower also promises to reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment. If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of any law or regulation, there shall be any increase in the cost to Bank of making, funding, maintaining or allocating capital to any LIBOR Advance, then Borrower shall, from time to time upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank for such increased cost. If, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, it becomes unlawful for Bank to make, fund or maintain any LIBOR Advance, then Bank's obligation to make, fund or maintain any such LIBOR Advance shall terminate and each affected outstanding LIBOR Advance shall be converted to a Prime Advance on the earlier of the last day of the applicable Interest Period for each such Advance or the date the making, funding or maintaining of each such Advance becomes unlawful.

         Borrower agrees to provide to Bank, within ten (10) days of Bank's written request, such other information about the financial condition, properties and operations of Borrower and its subsidiaries as Bank may from time to time reasonably request. Borrower shall provide notice to Bank contemporaneously with any notice provided to the trustee or the Senior Subordinated Noteholders under the Indenture or the Senior Subordinated Notes.

         Upon the occurrence of any Event of Default and at all times thereafter, at the option of Bank (but automatically with respect to Events of Default (j) through (m)), all Obligations shall become immediately due and payable, Bank may terminate the Line of Credit and no further Advance may be requested by Borrower. In addition, Bank may apply or setoff any Deposit Account against all Obligations, all without any notice to or demand upon Borrower, in addition to any other rights and remedies Bank may have pursuant to law, this Note or any other instruments or agreements, which rights and remedies shall be cumulative.

         This Note shall bind Borrower and Borrower's successors and assigns and shall inure to the benefit of Bank and its successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Note without the express written consent of Bank. All provisions hereof shall be subject to, governed by, and construed in accordance with Ohio law, without regard to principles of conflict of laws. Unenforceability of any provision hereof or any application of any provision hereof shall not affect the enforceability of any other provision or application of any provision. This

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Note constitutes a final written expression of all of the terms of this instrument, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof. The relationship between Borrower and Bank with respect to this Note is and shall be solely that of debtor and creditor, respectively, and Bank shall have no fiduciary obligation toward Borrower with respect to this Note or the transactions contemplated hereby. Any amendment or waiver hereof or any waiver of any right or remedy otherwise available must be in writing and signed by the party against whom enforcement of the amendment or waiver is sought.

         For the purposes of this Note, the following terms shall have the following meanings:

         "ADVANCES" means, collectively, all loan advances made by Bank to Borrower, at the sole discretion and option of Bank, Borrower acknowledging that the Line of Credit relating to this Note is purely discretionary and Bank may, without prior notice to Borrower, refuse to honor any request by Borrower for borrowing hereunder; "ADVANCE" means any of the Advances.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio and, if the applicable Business Day relates to any LIBOR Advance, on which dealings are carried on in the London interbank eurodollar market.

         "DEFAULT INTEREST RATE" means a floating rate per annum equal to the greater of (a) three percent (3%) in excess of the Prime Rate from time to time in effect, which rate shall be immediately adjusted to correspond with each change in the Prime Rate, or (b) sixteen percent (16%).

         "DEPOSIT ACCOUNT" means any demand, time, statement, savings, passbook or similar account or balance (including, without limitation, any certificate of deposit) presently or at any time hereafter maintained with Bank at any of its foreign or domestic offices either by Borrower severally or jointly by Borrower and another person or organization.

         "EUROCURRENCY RESERVE PERCENTAGE" means, for any Interest Period in respect of any LIBOR Advance, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which the Lender may be subject in respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Advances is determined or any category of extension of credit or other assets that include the LIBOR Advances. For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Advances shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Bank under said Regulation D.

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         "EVENT OF DEFAULT" means the occurrence of any of the following events:
(a) failure of Borrower to pay or perform any Obligation when it becomes due and payable; (b) untruthfulness, proved to the satisfaction of Bank, of any statement, representation or certification contained in any financial statement, credit application or other document given by Borrower in connection with any Advance; (c) any condition or event which Bank determines has or is reasonably likely to have a material and adverse effect on the business, prospects, operations or financial condition of Borrower or on the rights and remedies of Bank under this Note or the ability of Borrower to perform its obligations hereunder; (d) breach by Borrower of any provision, agreement, representation, warranty or covenant set forth in this Note, in any other instrument, document or agreement evidencing or relating to any Obligation, or in any mortgage deed, assignment, pledge or security agreement given as or evidencing security for any Obligation of Borrower; (e) Borrower shall incur or permit to exist any Designated Senior Indebtedness (as defined in the Indenture) other than the Obligations; (f) any Event of Default (as defined in the Indenture), or any event or condition which with the lapse of time or giving of notice or both would constitute an Event of Default (as defined in the Indenture), shall exist under the Indenture, the Senior Subordinated Notes or any agreement executed by Borrower in connection therewith; (g) without the prior written consent of Bank, the Indenture or the Senior Subordinated Notes shall be amended or modified in any respect; (h) the Senior Subordinated Notes shall be accelerated for any reason; (i) any judgment, attachment, execution, or similar process is rendered, issued, or levied against Borrower or any material amount of its property and is not fully satisfied, released, vacated, or bonded within thirty (30) days after its rendering, issue or levy; (j) dissolution, termination of existence, insolvency, business failure or appointment of a receiver of any part of the property of Borrower; (k) assignment for the benefit of creditors by Borrower;
(l) failure or inability of Borrower to pay its debts as they come due; or (m) the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower or any of its subsidiaries.

         "INDENTURE" means that certain Indenture dated as of November 25, 1997, between Borrower and Norwest Bank Minnesota, National Association, as trustee, pursuant to which the Senior Subordinated Notes have been issued to the Senior Subordinated Noteholders.

         "INTEREST PERIOD" means with respect to any LIBOR Advance, the period commencing on the date such Advance is made and ending on the last day of such period as selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by Borrower pursuant to the provisions below. The duration of each Interest Period for any LIBOR Advance shall be one (1) month, two (2) months or three (3) months, in each case as Borrower may select upon notice, as set forth herein, provided that if Borrower fails to so select the duration of any Interest Period, the LIBOR Advance shall be converted to a Prime Advance.

         "INTEREST RATE" means (a) as to any Prime Advance, that floating rate per annum equal to the Prime Rate minus one percent (1%), which rate shall be immediately adjusted to correspond with each change in the Prime Rate, and (b) as to any LIBOR Advance, that fixed rate per annum equal to one hundred fifty
(150) basis points in excess of the LIBOR Rate.

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         "LIBOR ADVANCE" means any Advance that bears interest determined with reference to the LIBOR Rate.

         "LIBOR RATE" means, for any Interest Period with respect to a LIBOR Advance, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%) of: (a) the per annum rate of interest, determined by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Advance, as provided by Telerate Service, Bloomberg's or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period) DIVIDED BY (b) a number equal to 1.00 MINUS the Eurocurrency Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (a) hereof) shall be the rate, determined by Bank as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Advance, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates at which dollar deposits in immediately available funds in an amount comparable to such LIBOR Advance and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

         "LINE OF CREDIT" means the uncommitted line of credit established by Bank for Borrower pursuant to which Borrower may request such Advances as Bank may be willing to grant up to the aggregate principal amount at any one time outstanding of Fifty Million Dollars ($50,000,000).

         "MATURITY DATE" means the earlier of (a) April 30, 1999, or (b) demand.

         "OBLIGATION" means any present or future obligation, indebtedness or liability of Borrower owed to Bank, of whatever kind and however evidenced, together with all extensions, renewals, amendments, restatements and substitutions thereof or therefor (including, without limitation, each Advance evidenced by this Note or pursuant to the Line of Credit).

         "PRIME ADVANCE" means any Advance that bears interest determined with reference to the Prime Rate.

         "PRIME RATE" means that interest rate established from time to time by Bank as Bank's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

         "SENIOR SUBORDINATED NOTEHOLDER" means any one of the Senior Subordinated Noteholders under the Indenture.

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         "SENIOR SUBORDINATED NOTES" means the Senior Subordinated Notes issued pursuant to the Indenture dated November 25, 1997 and due in 2007.

         Borrower authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Bank's attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Bank.


                                    PARK-OHIO INDUSTRIES, INC.

                                    By: /s/ Authorized Signatory
                                        ________________________________________
                                    Title: _____________________________________

                                    And: /s/ Authorized Signatory
                                         _______________________________________
                                    Title: _____________________________________




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"WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE
AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY
BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE
POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS
OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR
RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY
WITH THE AGREEMENT OR ANY OTHER CAUSE."

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